Exhibit 99.1

Creative Realities Announces Departure of Will Logan, Chief Financial Officer

LOUISVILLE, KY., January 3, 2025 – Creative Realities, Inc. (NASDAQ: CREX) (“CRI” or the “Company”), a leading provider of digital signage and media solutions, today announced that Will Logan has resigned as Chief Financial Officer, effective January 31st, 2025, to become Chief Financial Officer at Rough Country, a major provider of performance-enhancing products and suspension systems to the truck, Jeep and UTV enthusiast market. He will serve as a Strategic Advisor to the Company minimally through the end of 2025, as CRI continues to make progress in accelerating growth and advancing its successful business strategy.

Rick Mills, CEO of Creative Realities, said “On behalf of the Board of Directors and our entire team, I want to thank Will for his many contributions to CRI. His vision as CFO has been integral to the Company’s transformation into an industry leader as a digital signage and media solutions provider that is well positioned for sustained growth and value creation. I want to thank Will for his leadership and friendship during a very productive working relationship. We wish him all the best as he begins this well-earned next chapter in his career with a terrific opportunity that I would not have him miss.”

Mr. Logan came to the company in November 2017, coordinating the company’s NASDAQ uplisting and subsequent acquisitions of Allure Global Solutions, Inc. and Reflect Systems, Inc. in 2018 and 2022, respectively.

The Company is evaluating internal and external candidates to succeed Mr. Logan; Ryan Mudd, MAcc, CPA, the Company’s current Controller, will serve as Interim Chief Financial Officer effective upon the departure of Mr. Logan. Mr. Mudd has been with CRI for two years, following Will Logan from Ernst & Young LLP, where they worked together from 2012 to 2017. As Controller, Mr. Mudd led the Company’s accounting function and recently spearheaded the adoption and implementation of its NetSuite ERP.

About Creative Realities, Inc.

Creative Realities helps clients use the latest omnichannel technologies to inspire better customer experiences. CRI designs, develops, and deploys consumer experiences for high-end enterprise-level networks, and is actively providing recurring SaaS and support services across diverse vertical markets, including but not limited to automotive, advertising networks, apparel & accessories, convenience stores, food service/QSR, gaming, theater, and stadium venues.

Contacts

Media Inquiries
Breanne Ngo
bngo@ideagrove.com

Investor Relations
Chris Witty
cwitty@darrowir.com
646-438-9385
ir@cri.com
https://investors.cri.com/